EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
02/08/07	Investors: Mary Kay Shaw, 630-623-7559
Media: Lisa Howard, 630-623-5044

McDONALD'S GLOBAL COMPARABLE SALES RISE 4.9% IN JANUARY

• U.S. comparable sales up 3.6%

• Europe comparable sales up 6.8%

OAK BROOK, IL - McDonald’s Corporation announced today that global comparable sales increased 4.9% in January, driving Systemwide sales for McDonald’s restaurants up 8.3% for the month, or 6.1% in constant currencies.
McDonald's Chief Executive Officer Jim Skinner commented, "I am pleased with our January sales performance, as we continue to deliver variety, value, choice and convenience to our customers."
In the U.S., January comparable sales increased 3.6% - on top of a very strong increase in January 2006. McDonald’s market-leading breakfast business, the Snack Wrap and extended hours contributed to these results.
McDonald’s European business generated robust performance for the month, with comparable sales growth of 6.8% driven by strong performance in France and Russia as well as positive results across the continent. These results reflect customer enthusiasm for the segment’s unique variety of premium menu options and ongoing demand for our core menu and everyday affordability.
In Asia/Pacific, Middle East and Africa, positive consumer response to the addition of the Mega Mac and McGriddles to Japan’s menu, along with ongoing strength in Australia, fueled the segment’s 4.3% comparable sales increase.
Skinner added, "We begin 2007 with ongoing business momentum, and I am confident that we will build upon our success as we execute our Plan to Win."

Percent Inc/ (Dec)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended January 31,	2007	2006	Reported	Currency

McDonald’s Restaurants*	4.9	5.7	8.3	6.1
Major Segments:
U.S.	3.6	9.7	4.4	4.4
Europe	6.8	(0.5)	16.1	7.7
APMEA**	4.3	3.3	6.5	6.9

* Excludes non-McDonald's brands
** Asia / Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, and natural disasters such as hurricanes. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. For the month of January 2007, this calendar shift/trading day adjustment consisted of one more Wednesday and one less Sunday, compared with January 2006. The resulting adjustment varied around the world, ranging from approximately negative 1.3% to positive 0.2%.

Upcoming Communications
Ralph Alvarez, President and Chief Operating Officer, and Denis Hennequin, President of McDonald’s Europe, will speak at 12:00 p.m. (Eastern Time) at the Bear Stearns Retail, Restaurants & Consumer Conference on February 28, 2007. This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
McDonald’s tentatively plans to release February sales on March 8, 2007.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent local men and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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